Exhibit 99.7

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of October 20, 2005, between Lightyear PBI Holdings, LLC, a Delaware limited liability company (“Lightyear”) and Captiva Solutions, LLC (“Captiva”), a Georgia limited liability company.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Captiva, Private Business, Inc., a Tennessee corporation (the “Company”), CSL Acquisition Corporation (“PBiz Sub”), a Tennessee corporation and a wholly owned subsidiary of the Company, and certain members of Captiva have entered into a Merger Agreement (the “Merger Agreement”), which provides, among other things, for Captiva to merge into PBiz Sub, upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof and for so long as this Agreement remains in effect, Lightyear is and intends to remain the record and Beneficial Owner of all of the Series A Preferred Stock of the Company, which currently represents a majority of the voting power of the Company, and has the right to vote and dispose of those shares of Series A Preferred Stock (defined terms used in these Recitals and not otherwise defined herein shall have the meanings given in Article I below);

WHEREAS, as of the date hereof and for so long as this Agreement remains in effect, Lightyear also is and intends to remain the record and Beneficial Owner of warrants exercisable for up to 16 million shares of Company Common Stock (the “Warrants”);

WHEREAS, the affirmative vote of a majority of the total votes of the Company cast for a proposal to approve the Merger Agreement, together with the transactions contemplated thereby, is a condition to the consummation of such transactions;

WHEREAS, as an inducement to the parties to the Merger Agreement to enter into it and incur the obligations therein, Lightyear has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

SECTION 1.2 Other Definitions. For the purposes of this Agreement:

“Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act.

“Company Common Stock” means common stock, no par value, of the Company, and will also include for purposes of this Agreement all shares or other voting securities into which shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of Company Common Stock and entitled to vote in respect of the matters contemplated by Article II.

“Series A Preferred Stock” means the 20,000 shares of series A preferred stock, no par value, of the Company.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, gift, or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into of any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security.

ARTICLE II

AGREEMENT TO VOTE

SECTION 2.1 Agreement to Vote. Prior to the Termination Date (as defined below), Lightyear irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (the “Expiration Time”) and (c) the termination of this Agreement in accordance with Section 5.2 hereof (the date of any such event, the “Termination Date”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders, however called, Lightyear will (x) appear at each such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and (y) vote, or cause to be voted at such meeting, all of Lightyear’s shares of Series A Preferred Stock Beneficially Owned by Lightyear as of the relevant time and any shares of Company Common Stock that Lightyear receives upon exercise of its Warrants prior to the relevant time (together, the “Owned Shares”) (i) to approve the Merger Agreement, together with the transactions contemplated thereby, (ii) approve the Private Business, Inc. 2005 Long-Term Equity Incentive Plan, (iii) against any proposal made in opposition to, or in competition or inconsistent with, the transactions expressly contemplated by the Merger Agreement, including the adoption thereof, (iv) against any action or agreement that Lightyear knows would result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement, (v) against any liquidation or winding up of the Company, (vi) against any action or agreement that Lightyear knows would, or knows would be reasonably likely to, result in any condition to the consummation of the merger set forth in Article Six of the Merger Agreement not being fulfilled, or knows would materially adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement by the dates set forth in

Section 7.1 of the Merger Agreement, and (vii) in favor of any other matter contemplated by the Merger Agreement that is relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement. For the sake of clarity, Lightyear acknowledges that any ability it may have to cause the triggering of a termination right provided in Section 7.1 of the Merger Agreement is not intended to limit the foregoing obligations of Lightyear.

SECTION 2.2 Agreement as to Class Vote. To the extent required by the terms of the Designation of Preferences of the Series A Preferred Stock, Lightyear irrevocably and unconditionally agrees that it will, prior to any meeting of the shareholders of the Company, execute a written consent with respect to all of its Series A Preferred Stock approving the transactions contemplated by the Merger Agreement.

SECTION 2.3 Additional Shares. Lightyear hereby agrees, while this Agreement is in effect, to promptly notify Captiva of the number of any new shares of Series A Preferred Stock or Company Common Stock with respect to which Beneficial Ownership is acquired by Lightyear, if any, after the date hereof. Any such shares of Series A Preferred Stock or Company Common Stock shall automatically become subject to the terms of this Agreement, whether or not Lightyear complies with the immediately preceding sentence.

SECTION 2.4 Restrictions on Transfer, Etc. Except as provided for herein, Lightyear agrees, from the date hereof until the Termination Date, that it shall not, directly or indirectly, (a) tender into any tender or exchange offer or otherwise directly or indirectly Transfer any Owned Shares or Warrants, or (b) grant any proxies with respect to Lightyear’s Owned Shares, deposit Lightyear’s Owned Shares into a voting trust, enter into a voting agreement or arrangement with respect to any of Lightyear’s Owned Shares or otherwise restrict the ability of Lightyear freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void. Lightyear further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and that this Agreement places limits on the voting of the Owned Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Lightyear. Lightyear represents and warrants to Captiva as of the date of this Agreement and as of the date of any meeting of shareholders, as follows:

(a) Lightyear is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the requisite capacity and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Lightyear and constitutes a legal, valid and binding agreement of Lightyear enforceable by Captiva against Lightyear in accordance with its terms.

(b) Lightyear is the record and Beneficial Owner, free and clear of any Liens (other than those arising under this Agreement), of 20,000 issued and outstanding shares of Series A Preferred Stock and of outstanding Warrants to acquire up to 16,000,000 shares of Company Common Stock, and except as provided in this Agreement and in the Securityholders Agreement between the Company and Lightyear, has full and unrestricted power to dispose of and vote all of, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, Lightyear’s Owned Shares. The 20,000 issued and outstanding shares of Series A Preferred Stock constitute all of the capital stock of the Company that is Beneficially Owned by Lightyear (other than shares of Company Common Stock that Lightyear would have the right to receive upon exercise of the Warrants) and, except for (i) Lightyear’s Owned Shares, (ii) Series A Preferred Stock that may be payable in lieu of cash to Lightyear as dividends if Lightyear agrees to finance the transactions contemplated by the Merger Agreement and (iii) the Warrants, Lightyear does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any shares of Series A Preferred Stock or Company Common Stock or any securities convertible into shares of Series A Preferred Stock or Company Common Stock (including options to purchase Series A Preferred Stock or Company Common Stock).

(c) None of the execution and delivery of this Agreement by Lightyear, the consummation by Lightyear of the transactions contemplated hereby or compliance by Lightyear with any of the provisions hereof (i) conflicts with or violates, any provision of the organizational documents of Lightyear, (ii) requires any consent or other authorization, approval or permit of, or filing with or notification to, any governmental authority or any other Person by Lightyear, except for filings required pursuant to applicable securities laws, (iii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract to which Lightyear is a party or by which Lightyear or any of Lightyear’s properties or assets (including Lightyear’s Owned Shares) may be bound, (iv) violates any order or law applicable to Lightyear or any of Lightyear’s properties or assets (including Lightyear’s Owned Shares), or (v) results in a lien upon any of Lightyear’s properties or assets (including Lightyear’s Owned Shares), except for violations, breaches, defaults or Liens as would not have an adverse effect on ability of Lightyear to perform its obligations hereunder.

(d) As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against Lightyear or, to the knowledge of Lightyear, threatened against Lightyear that restricts in any material respects or prohibits (or, if successful, would restrict or prohibit) the exercise of any party of its rights under this Agreement or the performance of Lightyear of its obligations under this Agreement.

ARTICLE IV

ADDITIONAL COVENANTS OF LIGHTYEAR

SECTION 4.1 Waiver of Appraisal Rights. Lightyear hereby waives any rights of appraisal or rights of dissent from the Merger Agreement that Lightyear may have.

SECTION 4.2 Disclosure. Lightyear hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement Lightyear’s identity and ownership of the Owned Shares and the nature of Lightyear’s obligation under this Agreement.

SECTION 4.3 Non-Interference; Further Assurances. Lightyear agrees that prior to the Termination Date, Lightyear shall not take any action that would make any representation or warranty of Lightyear contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by Lightyear of its obligations under this Agreement. Lightyear agrees to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Captiva to confirm and assure the rights and obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement.

SECTION 4.4 Capacity of Lightyear. This Agreement is being entered into by Lightyear solely in its capacity as a shareholder of the Company, and the foregoing shall not restrict or limit the ability of any Affiliate or representative who is a director of the Company to take any action in his or her capacity as a director of the Company (subject to the provisions of the Merger Agreement).

ARTICLE V

TERMINATION

SECTION 5.1 Termination by Expiration. This Agreement will terminate without further action at the Expiration Time.

SECTION 5.2 Termination by Lightyear. This Agreement may be terminated and the rights and obligations contemplated by this Agreement may be abandoned at any time prior to the Expiration Time by Lightyear, upon written notice to Captiva, if the Board of Directors of the Company withdraws, modifies or amends its recommendation that the Company shareholders vote in favor of the transactions contemplated by the Merger Agreement (or publicly announce any intention to do so).

SECTION 5.3 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void and of no effect with no liability on any party without further action by any party.

ARTICLE VI

GENERAL

SECTION 6.1 Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when delivered by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (a) if to Lightyear, to the address set forth below Lightyear’s name on the signature page hereto and (b) if to Captiva, in accordance with Section 10.1 of the Merger Agreement, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

SECTION 6.2 Private Business, Inc; Third Party Beneficiaries. This Agreement is intended to confer rights and remedies upon the Company as a third party beneficiary.

SECTION 6.3 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York, except that the law of the State of Tennessee shall be applicable to any matters that involve the internal affairs of the Company, in each case without giving effect to the principles of conflicts of law of the State of New York or the State of Tennessee that would result in the application of any other jurisdiction’s laws.

SECTION 6.4 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 6.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 6.6 Assignment. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempted assignment without such consent shall be null and void without effect.

SECTION 6.7 Interpretation. (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 6.8 Amendments. This Agreement may not be amended except by written agreement signed by Captiva and by Lightyear.

SECTION 6.9 Extension; Waiver. At any time prior to the Effective Time, Captiva may (a) extend the time for the performance of any of the obligations of Lightyear, (b) waive any inaccuracies in the representations and warranties of Lightyear contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable laws, waive compliance by Lightyear with any of the covenants or conditions contained in this Agreement. Any agreement on the part of Captiva to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any part to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

SECTION 6.10 Fees and Expenses. Each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 6.11 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

SECTION 6.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

SECTION 6.13 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective when each party to this Agreement has received counterparts signed by all of the other parties. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

SECTION 6.14 Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this

Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 6.15 Submission to Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute.

SECTION 6.16 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.16.

SECTION 6.17 No Representation or Warranty. Notwithstanding anything herein to the contrary, none of the parties hereto makes any representation or warranty about the Company or any subsidiary of the Company or any covenant or commitment to cause the Company or any subsidiary of the Company to take or refrain from taking any action, it being understood and agreed that the Merger Agreement fully governs the arrangements between Captiva and the Company and not this Agreement.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

CAPTIVA SOLUTIONS, LLC

By:	/s/ G. Lynn Boggs
Name:	G. Lynn Boggs
Title:	Chief Executive Officer

LIGHTYEAR PBI HOLDINGS, LLC c/o The Lightyear Fund, L.P.
375 Park Avenue, 11th Floor
New York, New York 10152

By:	/s/ Timothy Kacani
Name:	Timothy Kacani
Title:	Manager